Exhibit (a)(1)(S)
Discounted Options, Section 409A & Atmel's Tender Offer November 2007

Meeting Objectives Explain the tax law change affecting certain stock options What Atmel is doing for the affected options Your choices & participation requirements

Why are we here today? Atmel determined some of your unexercised stock options should be negatively impacted by a recent Internal Revenue Code change. Atmel has a solution that should avoid or minimize certain adverse personal tax consequences that requires your participation and permission to implement. You are not required to participate, but you should have adverse income tax consequences if you do not. You will be solely responsible for any such adverse income tax consequences.

What is the Tax Code change?

Option taxation prior to §409A... Nonqualified Stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $5 Stock price at vesting = $9 Employee exercises when stock price = $8 Income tax at exercise on the gain ($8-$5)

How did I get discounted options? It has been determined that certain options granted under the 2005 Stock Plan were issued with an exercise price less than the fair market value of the underlying Atmel common stock on the options' measurement date for financial reporting purposes. When the FMV on the revised measurement date was higher than the FMV on the original grant date the options are deemed discounted for accounting purposes and potentially are subject to §409A.

Which options are affected? Options that were or may have been granted at a price below stock's fair market value (FMV) on grant date ("Discount Options"), AND Only options that vest AFTER 12/31/04 Portions of grants issued prior to §409A's enactment could be impacted by 409A if they vested 1/1/05 and later Options vesting prior to 1/1/05 are "grandfathered" and not subject to §409A

Example: Option granted on December 19, 2003 -- 4,000 shares (no exercises to date) Option price = $5.75; fair market value at accounting measurement date = $7.12 1,000 options vest during 2004 1,000 options vest during 2005 1,000 options vest during 2006 1,000 options vest during 2007 CONCLUSION: 3,000 options in this grant should be subject to §409A because it has been determined that they may have been granted at less than fair market value on the date of grant, vest after 1/1/05, and because none have been exercised to date.

Example: (continued) 12/31/2007 Assumed* company stock price = $6.00 §409A Estimated Impact for CA taxpayer W-2 Income Inclusion: $750 (3,000 options x $.25 ($6.00 FMV - $5.75 Option Price)) Fed Ordinary Income $262.50 (35%) CA Ordinary Income $ 69.75 (9.3%) Normal Stock Gain Rate $332.25 44.3% Penalty Tax (Federal/CA) $300.00 (40%) Penalty Interest $ 23.63 (3.2%) Tax Rate w/§409A $655.63 87.4% This will occur each subsequent year on the incremental value in the option until exercise or expiration of the option. * This assumption is just for purposes of this example and is not an indication of any future stock price.

What is the solution?

Atmel's Solution: Tender Offer Alternative 1 Employees Choose Exercise Year for Each Eligible Option Grant 2008 and later Can choose one exercise year per affected option grant Only the Eligible Portion of the grant will be amended through the tender offer: Vested after 12/31/04 Unexercised at the time the Tender Offer closes All other terms will remain the same (including the exercise price, number of shares and vesting schedule)

Example #1 Option granted on December 19, 2003 = 4,000 shares Exercise price = $5.75 FMV at accounting measurement date = $7.12 Vesting: 1,000 vest monthly in 2004 - not subject to §409A 1,000 vest monthly in 2005 - potentially subject to §409A 1,000 vest monthly in 2006 - potentially subject to §409A 1,000 vest monthly in 2007 - potentially subject to §409A Option Amendment: 1,000 options vested as of 12/31/04 - NO CHANGE 3,000 options vesting 2005-2007 - choose exercise year

Atmel's Solution: Tender Offer Alternative 2 Eligible option's exercise price is amended to the fair market value on the option's measurement date for financial accounting purposes Only the Eligible Portion of the grant may be amended through the tender offer: Vested after 12/31/04 Unexercised at the time the Tender Offer closes All other terms will remain the same (number of shares and vesting schedule)

Example #2 Option granted on December 19, 2003 = 4,000 shares Exercise price = $5.75 FMV at accounting measurement date = $7.12 Vesting: 1,000 vest monthly in 2004 - not subject to §409A 1,000 vest monthly in 2005 - potentially subject to §409A 1,000 vest monthly in 2006 - potentially subject to §409A 1,000 vest monthly in 2007 - potentially subject to §409A Option Amendment: 1,000 options vested as of 12/31/04 - NO CHANGE 3,000 options vesting 2005-2007 - Exercise price amended to $7.12

Eligibility Must be an employee as of the close of the Tender Offer (estimated to be December 21, 2007) and be on the U.S. payroll Offer covers unexercised options that may have been granted at a discount and vest after 12/31/04 You can select which of your Eligible Option grants to tender (i.e., to exercise in a year or have the price increased), but once selected, the entire unexercised portion which is eligible for tender must be tendered

What if I do nothing?

What if I do nothing? Tax Impact: Potential federal income taxation prior to exercise 20% additional federal income tax 20% additional California state income tax Potential interest and penalties Atmel will report non-compliant 409A compensation on your W-2 Should occur each year until exercise or expiration of the discounted options. This solution is a one-time offer to prevent future adverse tax consequences.

How do I participate?

Tender Offer Timeline Tender Offer Begins: November 26, 2007 Tender Offer Expires: December 21, 2007 All elections MUST be received by 9:00 PM (Pacific Time) December 21, 2007 Late submissions will not be accepted How to submit your election: Submit your election on the tender offer website at https://atmel.equitybenefits.com If you need to, you can elect to submit via fax. Confirmation will be issued to you via email, no later than 2 business days after receipt Participation is voluntary

Tender Offer Documents & Personalized Election Form You have received an email that includes a copy of the tender offer memorandum (includes FAQs) Log on to the tender offer website at https://atmel.equitybenefits.com for your personalized tender offer election form that contains a listing of your discounted options and the election agreement. Follow instructions to accept/reject the offer. The website will identify your eligible options. Options not listed on the website are not eligible for the tender offer

Tender Offer Screen Shots TO BE ADDED FOR EMPLOYEE PRESENTATIONS REDACTED FOR PURPOSES OF FILING

What if I still have questions? Questions should be directed to: JON GONZALES DIRECTOR, CHIEF CORPORATE COUNSEL ATMEL CORPORATION TEL: (408) 436-4211 FAX: (408) 436-4111 E-MAIL: JON.GONZALES@ATMEL.COM

Tax Advice Taxation of stock option transactions can be very complicated. Company policy prohibits any employees from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT ATMEL FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON NOVEMBER 26, 2007 AS PART OF AN OFFERING MEMORANDUM. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFERING MEMORANDUM AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN THE OFFERING MEMORANDUM AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM ATMEL.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.